                                                                   EXHIBIT 10.61

                                  PULITZER INC.
                         EXECUTIVE TRANSITION AGREEMENT
                                  WITH JON HOLT

                  AGREEMENT made as of the 1st day of January, 2002, by and between PULITZER INC. ("Company") and JON HOLT ("Executive").

         1. Background. Company maintains a transition/severance program for eligible executive employees. The program is administered by the Compensation Committee of Company's Board of Directors ("Committee"). The Committee has designated Executive as eligible to participate in the program, subject to the terms and conditions of this Agreement.

         2. Certain Defined Terms. The following terms shall have the following meanings when used in this Agreement.

                  (a) "Accrued Compensation" means, as of any date, (1) the unpaid amount, if any, of Executive's previously earned base salary or commissions, (2) the unpaid amount, if any, of Executive's accrued bonus for the preceding year, and (3) additional entitlements of Executive, if any, under the terms of any employee plan, program or arrangement of Company or an Affiliate (other than this Agreement).

                  (b) "Affiliate" means an entity at least 50% of the voting, capital or profits interests of which are owned directly or indirectly by Company.

                  (c) "Benefit Continuation Coverage" means continuing group health and group life insurance coverage for Executive and, where applicable, Executive's covered spouse and covered eligible dependents for a specified period following the termination of Executive's employment with Company and its Affiliates at the same benefit and contribution levels in effect immediately prior to such termination of employment. If such continued coverage is not permitted by the applicable plan or by applicable law, the Executive will be entitled to cash payments sufficient to reimburse Executive and/or Executive's covered spouse and covered eligible dependents, on an after tax basis, for the reasonable cost of comparable individual or other replacement coverage through the end of such period. The period of Benefit Continuation Coverage will be subject to early termination if and when the Executive becomes entitled to comparable coverage from another employer. The group health part of Benefit Continuation Coverage will be in addition to and not in lieu of COBRA continuation coverage.

                  (d) "Board" means the Board of Directors of Company.

                  (e) "Cause" means (1) the commission of a felony involving moral turpitude, (2) the willful and repeated failure or refusal to carry out the material responsibilities of Executive's employment with Company or an Affiliate, or (3) any other willful misconduct or pattern of behavior which has had or is reasonably likely to have a significant adverse effect on Company or an Affiliate, all as determined by the Board acting in its sole discretion. Notwithstanding the preceding sentence, if there is a written employment agreement then in effect between Executive and Company or an Affiliate that defines the term "cause" (or a term of like import) in a similar context, then the term Cause, as used in such context herein, shall have the meaning ascribed to such term under Executive's employment agreement.

                  (f) "Change in Control" means the occurrence of any of the following after January 1, 2002:

                           (i) any person (within the meaning of Section
                  13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of Company, other than
                  (1) a person who is the beneficial owner of shares of Class B Common Stock of Company, or (2) as a result of inheritance;

                           (ii) a consolidation, merger or reorganization
                  involving Company, unless (1) the stockholders of Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) Company or a subsidiary of Company, (B) an employee benefit plan maintained by Company, the surviving corporation or any subsidiary , or
                  (C) the beneficial owner of 40% or more of the combined voting power of the outstanding voting securities of Company immediately prior to such consolidation, merger or reorganization);

                           (iii) individuals who, as of January 1, 2002,
                  constitute the entire Board (the "Incumbent Board") cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2002 whose election, or nomination for election by Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

                           (iv) approval by the stockholders of Company of a
                  complete liquidation or dissolution of Company, or a sale or other disposition of all or substantially all of the assets of Company (other than to an entity described in (f)(ii) above; or

                           (v) any other event or transaction which the Board,
                  acting in its discretion and with a view toward carrying out the purposes of the Plan, designates is a Change in Control.

Notwithstanding the foregoing, if there is a written employment or other agreement then in effect between Executive and Company or an Affiliate that defines the term "change in control" or a



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term of like import in a similar context, then, for the purposes of applying the provisions hereof, the term Change in Control, as used in such context herein, shall have the meaning ascribed to such term under such agreement.

                  (g) "Code" means the Internal Revenue Code of 1986, as amended.

                  (h) "Committee" means the Compensation Committee of the Board.

                  (i) "Company" means Pulitzer Inc., a Delaware corporation, and any successor thereto.

                  (j) "Disability" means the inability of Executive to substantially perform the customary duties and responsibilities of Executive's employment with Company or an Affiliate for a period of at least 120 consecutive days by reason of a physical or mental incapacity which is expected to result in death or last indefinitely.

                  (k) "Good Reason" means the occurrence of any of the following without the written consent of Executive: (1) a material diminution by Company or an Affiliate of Executive's duties or responsibilities in a manner which is inconsistent with Executive's position or which has or is reasonably likely to have a material adverse effect on Executive's status or authority; (2) a material diminution of Executive's working conditions (including, without limitation, relocation by more than 50 miles of Executive's principal place of business); or (3) a reduction by Company or an Affiliate of Executive's rate of salary or annual incentive opportunity or a breach by Company or any of its Affiliates of a material provision of any written employment or other agreement with Executive which is not corrected within 15 days following notice thereof by Executive to Company. Notwithstanding the preceding sentence, if there is a written employment agreement then in effect between Executive and Company or an Affiliate that defines the term "good reason" (or a term of like import) in a similar context, then, for the purpose of applying the provisions hereof, the term Good Reason as used in such similar context herein, shall have the meaning ascribed to that term under such employment agreement.

                  (l) "Pro Rata Bonus" means Executive's target bonus under Company's executive incentive compensation plan for the fiscal year of the Company in which Executive's employment is terminated (or, if greater, the actual bonus earned by Executive under that plan for the preceding year) multiplied by a fraction, the numerator of which is the number of days from the beginning of the fiscal year through the termination date, and the denominator of which is the total number of days in the fiscal year.

                  (m) "Salary & Bonus" means, as of the effective date of the termination of Executive's employment with Company and its Affiliates, the sum of: (1) Executive's highest annual rate of salary at any time during the preceding 24 months, and (2) Executive's average annual bonus under Company's executive incentive compensation plan for the preceding three fiscal years (or such lesser number of full fiscal years of Executive's employment with Company and/or an Affiliate). If Executive's employment terminates during the same fiscal year of Company in which such employment begins, then the bonus component of Executive's Salary & Bonus will be Executive's annualized target bonus for such year.



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         3. General Severance Protection - No Change in Control. Subject to the
provisions hereof, including, without limitation, Section 7 (relating to non-duplication of payments and benefits provided under other agreements and arrangements) and Section 8 (relating to the execution and delivery of a release as a condition of Executive's (or a beneficiary's) entitlement to payments and benefits hereunder), upon the termination of Executive's employment with Company and its Affiliates, other than a termination of employment in conjunction with a Change in Control to which Section 4 applies, Executive (or Executive's beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits set forth in this Section.

                  (a) Termination by Company or an Affiliate without Cause. If Executive's employment is terminated by Company or an Affiliate without Cause, then Executive shall be entitled to receive the following payments and benefits:

                           (i) Accrued Compensation;

                           (ii) Pro Rata Bonus;

                           (iii) Salary & Bonus for one year, payable to
                  Executive in equal monthly (or, at the option of the Committee, more frequent) installments; and

                           (iv) Benefit Continuation Coverage for 12 months.

                  (b) Disability or Death. If Executive's employment is terminated by Company or an Affiliate due to Executive's Disability or if Executive's employment terminates by reason of death, then Executive (or Executive's beneficiary) shall be entitled to receive the following payments and benefits:

                           (i) Accrued Compensation;

                           (ii) Pro Rata Bonus;

                           (iii) Benefit Continuation Coverage for 12 months
                  (exclusive of life insurance if Executive is deceased); and

                           (iv) Accelerated vesting of outstanding Company stock
                  options.

                  (c) Termination by Company or an Affiliate for Cause or Termination by Executive. If Company or an Affiliate terminates Executive's employment for Cause or if Executive terminates such employment for any reason (other than death), then Executive shall be entitled to receive any Accrued Compensation, subject to set off for amounts owed by Executive to Company or an Affiliate, and nothing more.

         4. Termination in Conjunction with a Change in Control. Subject to the provisions hereof, including, without limitation, Section 6 (relating to a reduction of severance payments and benefits in order to avoid adverse tax consequences), Section 7 (relating to non-duplication of payments and benefits provided under other agreements and arrangements), and Section 8 (relating to execution and delivery of a general release as a condition of Executive's entitlement



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to payments and benefits hereunder), upon the termination of Executive's employment with Company and its Affiliates in conjunction with a Change in Control, Executive (or Executive's beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits set forth in this Section. For the purposes hereof, a termination of employment is in conjunction with a Change in Control if (and only if) it occurs during the period beginning on the date of the definitive agreement pursuant to which the Change in Control is consummated and ending on the second anniversary of the date of the Change in Control. If Executive is entitled to receive payments and benefits under Section 3 (due to a termination of employment not in conjunction with a Change in Control) and if, by reason of a subsequent Change in Control, Executive's termination of employment is deemed to be in conjunction with the Change in Control, then, in order to avoid duplication, the payments and benefits to which Executive is entitled under this Section upon and following the Change in Control will be reduced by the payments and benefits which Executive received under Section 3, and no further payments will be made under
Section 3.

                  (a) Termination by Company or an Affiliate without Cause or by Executive for Good Reason. If Executive's employment is terminated by Company or an Affiliate without Cause or by Executive for Good Reason, then Executive shall be entitled to receive the following payments and benefits:

                           (i) Accrued Compensation;

                           (ii) Pro Rata Bonus;

                           (iii) an amount equal to 1.5 times Salary & Bonus,
                  which amount shall be payable in a lump sum in cash within 10 business days following the date of Executive's termination of employment or, if later, the date of the Change in Control;

                           (iv) Benefit Continuation Coverage for a period of 18
                  months; and

                           (v) Credit for an additional two years of service
                  under Company's Supplemental Executive Benefit Pension Plan
                  (SERP).

                  (b) Disability or Death. If Executive's employment is terminated by Company or an Affiliate due to Executive's Disability, or if Executive's employment terminates by reason of death, then Executive (or Executive's beneficiary) shall be entitled to receive the following payments and benefits:

                           (i) Accrued Compensation;

                           (ii) Pro Rata Cash Bonus; and

                           (iii) Benefit Continuation Coverage for 18 months
                  (exclusive of life insurance if Executive is deceased).

                  (c) Termination by Company or an Affiliate for Cause or Termination by Executive without Good Reason. If Executive's employment is terminated by Company or an



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Affiliate for Cause or is terminated by Executive without Good Reason, Executive shall be entitled to receive Accrued Compensation through the date of termination, subject to set off for amounts owed by Executive to Company or an Affiliate, and nothing more.

         5. Effect of a Change in Control on Options and Other Equity-Based Awards. All outstanding Company stock options and other Company equity-based awards held by Executive shall become fully vested immediately before the occurrence of a Change in Control if (a) Executive is then still employed by Company or an Affiliate; or (b) Executive is entitled to payments and benefits under Section 4(a) as a result of the termination of employment during the pre-Change in Control severance protection period described in Section 4. If Executive becomes vested in a stock option or other equity-based award pursuant to part (b) of the preceding sentence, then, before the Change in Control, Company will either reinstate the option or other award to the extent it would otherwise not be vested, or make a cash payment to Executive equal to the intrinsic value of the non-vested portion of the option or other award based upon the then value per share of Company's Common Stock. The vesting and other terms and conditions of Executive's stock options and other equity-based awards will continue to govern except as otherwise specifically provided by this
Section 5.

         6. Golden Parachute Tax Limitation. If Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement of Company or an Affiliate, Executive would be subject to excise tax under Section 4999 of the Code or Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to Executive under this Agreement will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax and Company will not be denied any such deduction.

         7. Effect of Other Agreements. Notwithstanding the provisions hereof, the post-termination payment and benefit provisions of Executive's written employment or other agreement with Company or an Affiliate in force at the termination of Executive's employment (if any) will apply in lieu of the provisions hereof if and to the extent that, with respect to Executive's termination of employment, the provisions of such employment or other agreement would provide greater payments or benefits to Executive (or to Executive's covered dependents or beneficiaries). If any termination or severance payments or benefits are made or provided to Executive by Company or any or its Affiliates pursuant to a written employment or other agreement with Company or an Affiliate, such payments and benefits shall reduce the amount of the comparable payments and benefits payable hereunder. This Section is intended to provide Executive with the most favorable treatment and, at the same time, avoid duplication of payments or benefits, and it will be construed and interpreted accordingly.

         8. Release of Claims. Notwithstanding anything herein to the contrary, the Committee or the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by Executive (or Executive's beneficiary) of a general release in favor of Company, its Affiliates and their officers, directors and employees, in such form as the Board or the Committee may specify; provided, however, that no such release will be required as a condition of Executive's (or the beneficiary's) entitlement to Accrued Compensation. Any payment or benefit that is so conditioned may be deferred until the



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expiration of the seven day revocation period prescribed by the Age
Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Executive's employment.

         9. No Duty to Mitigate. Except as otherwise specifically provided herein, Executive's entitlement to payments or benefits hereunder is not subject to mitigation or a duty to mitigate by Executive.

         10. Amendment and Termination. The Board may terminate or amend this Agreement and the Committee may amend this Agreement, provided, however, that, no such action which would have the effect of reducing or diminishing Executive's entitlements under this Agreement shall be effective (a) if Executive's employment terminates before or within six months after the date Executive is furnished with written notice that such action has been taken, and/or (b) prior to the second anniversary of a Change in Control if such action is taken (1) on the day of or subsequent to the Change in Control, (2) prior to the Change in Control, at the request of a third party participating directly or indirectly in the Change in Control, or (3) otherwise in connection with or in anticipation of the Change in Control (as determined by the Committee, in its discretion).

         11. Interpretation and Administration. This Agreement shall be administered by the Committee, acting in its sole and absolute discretion. The Committee shall have full power and authority to interpret, construe and apply, and to take such actions as it deems necessary or appropriate in order to carry out, the provisions of this Agreement. The decision of the Committee as to any disputed question relating to this Agreement shall be final and conclusive on all persons.

         12. Successors and Beneficiaries.

                  (a) Successors and Assigns of Company. Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Company, expressly and unconditionally to assume and agree to perform or cause to be performed Company's obligations under this Agreement. In any such event, the term "Company," as used herein shall mean Company, as defined in
Section 1 hereof, and any such successor or assignee.

                  (b) Executive's Beneficiary. For the purposes hereof, Executive's beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Committee, which may be revoked or revised in the same manner at any time prior to Executive's death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Executive, Executive's estate will be deemed to be the beneficiary hereunder.

         13. Nonassignability. With the exception of Executive's beneficiary designation, neither Executive nor Executive's beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.



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         14. Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, Company fails to comply with any of its obligations under this Agreement or Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive (or Executive's beneficiary) the payments and benefits intended to be provided, then Executive (or Executive's beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of Company to represent Executive (or Executive's beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company or any successor thereto in any jurisdiction.

         15. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between Executive and Company or any of its Affiliates. Nothing contained herein shall be deemed to give Executive a right to be retained in the employ or other service of Company or any of its Affiliates or to interfere with the right of Company or any of its Affiliates to terminate Executive's employment at any time.

         16. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding its conflict of law rules.

         17. Withholding. Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       PULITZER INC.


                                       By: /s/ Robert C. Woodworth
                                           -------------------------------------
                                           Name: Robert C. Woodworth
                                           Title: Chief Executive Officer


                                           /s/ Jon H. Holt
                                           ------------------------------
                                           Jon H. Holt


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                        SUMMARY OF SEVERANCE PROTECTIONS
                                  FOR JON HOLT
                     UNDER EXECUTIVE TRANSITION AGREEMENT*






                                             TERMINATION NOT IN CONJUNCTION                    TERMINATION IN CONJUNCTION
NATURE OF TERMINATION                           WITH A CHANGE IN CONTROL                        WITH A CHANGE IN CONTROL**
---------------------                           ------------------------                       ---------------------------
Termination by Pulitzer       o    ACCRUED COMPENSATION                            o   ACCRUED COMPENSATION
WITHOUT CAUSE                 o    PRO RATA BONUS for year of termination          o   PRO RATA BONUS for year of termination
                              o    SALARY & BONUS for one year, payable monthly    o   1.5 x SALARY & BONUS, paid in a lump sum
                              o    BENEFIT CONTINUATION COVERAGE for one year      o   BENEFIT CONTINUATION COVERAGE for 18 months
                                                                                   o   2 additional years of service credit for SERP
                                                                                   o   Accelerated vesting of stock options

Termination by Executive for  N/A                                                  o   Same as termination by Pulitzer WITHOUT CAUSE
GOOD REASON in conjunction
with a CHANGE IN CONTROL

DISABILITY or Death           o    ACCRUED COMPENSATION                            o   ACCRUED COMPENSATION
                              o    PRO RATA BONUS for year of termination/death    o   PRO RATA BONUS for year of termination/death
                              o    BENEFIT CONTINUATION COVERAGE for one year      o   BENEFIT CONTINUATION COVERAGE for 18 months
                              o    Accelerated vesting of stock options            o   Accelerated vesting of stock options

Termination by Pulitzer for   ACCRUED COMPENSATION only                            o   ACCRUED COMPENSATION
CAUSE or voluntary                                                                 o   Accelerated vesting of stock options if
termination by Executive                                                               still employed on date of CHANGE IN CONTROL


----------

* This chart is based upon the provisions of an Executive Transition Agreement ("Agreement") between the above-named Executive and Pulitzer Inc. dated as of January 1, 2002. This chart is only a summary of the basic severance components contained in the Agreement and is not part of the Agreement itself. Executive's rights under the Agreement will be determined solely by its terms and conditions and without regard to the contents of this chart. The capitalized terms in this chart appearing in bold and italics are defined terms under and shall have the meanings set forth in the Agreement.

** Note that severance payments and benefits upon a termination of employment in conjunction with a CHANGE IN CONTROL are subject to reduction if and to the extent necessary to avoid adverse tax consequences under the golden parachute provisions of the Internal Revenue Code. See Section 6 of the Agreement.